KPMG

KPMG LLP
Chartered Accountants
Box 10426 777 Dunsmuir Street
Vancouver, BC V7Y 1K3
Canada

Telephone: (604) 691-3000
Telefax: (604) 691-3031
www.kpmg.ca

Independent Auditors' Consent

The Board of Directors
Healthtrac, Inc.
(Formerly, Virtualsellers.com, Inc.)

We hereby consent to the use of our report dated April 28, 2001 with respect to the consolidated balance sheets of Virtualsellers.com, Inc. as at February 28, 2001 and February 29, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended February 28, 2001 incorporated herein by reference.

Our report dated April 28, 2001 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Vancouver, Canada
April 4, 2002